Exhibit 10 (b)
                    Management Incentive Compensation Plan    --------------
                                     for
                       Employers Mutual Casualty Company


Purpose and Benefits:
---------------------
1.  To improve profits, surplus and service in all areas of the Corporation.

2. To recognize the effort and contribution to profit on the part of the Senior Executives of the Companies.

3. To cause executives, under this plan, to improve the earnings of the Companies - but not be a profit sharing program.

4. Applicable to the Chairman, President and the Vice Presidents who are listed below:

    Bruce G. Kelley                        David O. Narigon
    Fred A. Schiek                         Ronald W. Jean
    John D. Isenhart                       Raymond W. Davis
    Doug J. Zmolek                         Margaret A. Ball
    Don D. Klemme                          Mark E. Reese

General Program:
----------------
Any bonus payments earned under this program will be paid to the executives in "4" above as soon as all information is available for the operating year 1997 on which to base payments. Bonuses will be paid in two parts--half about February 1, and the remainder in April when A.M. Best finalizes their figures. If there is a disagreement or misunderstanding of the basis for the bonus or in the calculation of the amounts, the decision of the Committee will be final. For purposes of the Program, the combined results for all property and casualty companies in the EMC Insurance Companies' group will be used.

Underwriting Bonus Basis:
-------------------------
Bonus payment is keyed to the combined loss and expense ratio, (trade basis) after dividends compared to the industry results and will be paid according to the following scale:

1.  If EMC ratio is equal to or worse than industry - no bonus.

2.  If EMC ratio is 1 point better than industry 33-1/3% of bonus potential.

3.  If EMC ratio is 2 points better than industry 66-2/3% of bonus potential.

4.  If EMC ratio is 3 points better than industry 100% of bonus potential.

Calculations will be to the nearest 1/100 of one percent. For example, for $10,000 of bonus potential, assume industry average of 101.53 and an EMC ratio of 99.68. EMC is 1.85 better than the industry and bonus payment is 62 percent of the bonus potential, or $6,200. This industry ratio shall be calculated and announced by A.M. Best Company. This ratio is an estimate by that statistical firm and is available shortly after year end. Later in the year we will adjust to their final figures as they become available.

The combined loss and expense ratio after dividends of the Company as defined for purposes of calculations under this plan may be modified by reserve adjustments or corrections only by approval of the Senior Executive Compensation Committee.

NOTE:  Potential bonus for Vice Presidents is 35% of salary, COO 40% of
-----  salary, and CEO is 45% of salary.
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Administration:
---------------
1. An executive must have been on the payroll a minimum of six months before he is eligible for a bonus payment.

2. Executive terminating employment with the Companies before the established date for the payment of bonuses will not be paid a bonus.

3. Executive retiring or becoming deceased or disabled before the established date for the payment of bonuses will receive a bonus on the basis of the portion of the year he or she was on the payroll. If an executive becomes a member of the Policy Committee at some time during the year, they will receive a pro-rated bonus for that portion of the year that they were a member.

4. If an executive is promoted during the year and given a salary increase, the bonus will be pro-rated on the basis of the salaries paid for the specific positions.

5. Deductions for Federal and State Income Taxes, and FICA, if applicable, will be made from each bonus on the basis of IRS regulations.

6. After approval by the Compensation Committee, bonuses will be paid up to 50% prior to the final adjustment which will be paid when A.M. Best finalizes their figures.

7. As a general rule, no bonus will be paid if there is not an increase in surplus for the year; however, even in the event of no increase in surplus, before making an authorization to pay or not pay a bonus, the Senior Officers Compensation Committee will take into consideration a number of factors that have a direct relationship to surplus.

Example of factors to be considered would be the following:

a) The direction and degree that surplus has moved in the property and casualty industry as a whole.

b) The existence or absence of an excessive number, and the dollar size, of natural catastrophes.

c) The Company's reserving policy and the experience of the adequacy or inadequacy thereof.

d) Trends in the equity and fixed income markets as reflected by the major market indexes.

e) The nature of securities transactions; the reasoning for them and the short and long term effects thereof.
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